Exhibit 99.1

CONTACTS:

Tierney Saccavino
Acorda Therapeutics
(914) 347-4300 ext. 104
tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Elects Barry Greene, COO of Alnylam, to its Board of Directors

HAWTHORNE, NY, January 8, 2007 — Acorda Therapeutics, Inc® (Nasdaq: ACOR) today announced that Barry Greene, Chief Operating Officer of Alnylam Pharmaceuticals (Nasdaq: ALNY), has been elected to its Board of Directors.

Mr. Greene joined Alnylam, a biotechnology company focused on the development of novel therapeutics based on RNA interference, or RNAi, in October 2003. He plays an integral role in driving the overall strategy at Alnylam, in areas such as clinical and preclinical pipeline development, product development, commercial operations, strategic planning and business development.

“I am honored to be joining Ron and the rest of the Board of Acorda as the company builds on its growing commercial organization and successful Phase 3 trial for Fampridine-SR,” commented Mr. Greene.  “I believe that the Company’s insight into nervous system disorders and strong portfolio of product opportunities present real potential for significant benefits to patients.  I look forward to lending my experience and perspective, while collaborating with an outstanding management team and Board.”

Prior to joining Alnylam, Mr. Greene had over 15 years of experience in the healthcare industry, including as General Manager of Oncology at Millennium Pharmaceuticals, Inc., where he led the company’s strategy and execution for the launch of Velcade® (bortezomib).

Ron Cohen, M.D., President and CEO of Acorda Therapeutics said, “Barry brings to Acorda’s Board a substantial track record of growing successful biopharmaceutical businesses. We are delighted to have the benefit of his tremendous talent, energy and experience in helping to guide Acorda’s growth in 2007 and beyond.”

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for spinal cord injury, multiple sclerosis, and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules™ (tizanidine hydrochloride), a short-acting drug for the management of spasticity. For full prescribing information, please go to www.zanaflexcapsules.com. Acorda’s lead clinical stage product, Fampridine-SR, recently completed a Phase 3 study in people with MS.  The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics’ operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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